Exhibit 99.1

May 24, 2004

To Our Shareholders and Interested Parties:

2004 begins a new chapter for American Equity as a public company. During the first quarter we concentrated our efforts primarily on building momentum in agent recruiting and sales. We completed the quarter with record financial results and an accelerating pattern of growth in sales and distribution. Highlights and significant events are discussed below.

CAPITAL TRANSACTIONS

Our business plan contemplates taking advantage of capital raising opportunities which are in the long-term best interests of the company and its shareholders. To that end, we completed a $27 million issuance of 30-year floating-rate trust preferred securities which allowed us to refinance and restructure our bank credit line. We also filed a shelf registration statement with the SEC to issue up to $250 million of debt and/or trust preferred securities, and we announced our intention to issue $150 million of senior debt from this shelf. The marketing of this proposed transaction was well received and could have been completed. We determined to postpone the transaction when emerging market conditions led to transaction terms which were unfavorable to our strategic interests. American Equity does not need new capital in 2004 or 2005 to support its growth targets. We will continue to aggressively explore capital raising opportunities to enhance our long-term financial flexibility.

RISING INTEREST RATES

Rising interest rates during the quarter have generated much concern for financial services industries. Like most life insurance companies, American Equity will experience a decline in the market value of its bond portfolio as rates rise. Unlike other life insurance companies, American Equity has a high level of liquidity and a base of annuity reserves which are relatively new and well protected by surrender charges. In fact, given the average duration of our annuity reserves, it would not be unreasonable to believe that rates will rise and fall several times before the bulk of our liabilities are out of surrender charge. This means that we are unlikely to be forced to sell a bond at a material loss during a period of rising rates. Given the high credit quality of our portfolio, we are also unlikely to realize a material loss due to credit impairment.

GAAP accounting rules require that we record the market value fluctuation of available-for-sale assets through shareholders’ equity after adjustment for deferred policy acquisition costs and taxes. Fluctuations in market values and the related effects on GAAP equity do not create any realized impairment to capital nor have any substantive impact on our ability to generate earnings from operations. Importantly, our statutory capital and surplus is also unaffected by market value fluctuations as statutory assets are recorded at book value. Our ability to grow our business is related to our statutory capital ratios, not GAAP ratios.

FIRST QUARTER RESULTS

Our net income reached a new first quarter high of $10.4 million or $0.28 per common share and $0.25 per share assuming dilution. This represents a 131% increase over the first quarter of 2003, which itself had been a record period. Historically, our first quarter net income has represented less than 25% of our annual net income. Net income for the first quarter of 2003 represented 18% of 2003 total net income. This reflects some seasonality in our business as well as the impact of asset growth during the year. In light of this pattern, our 2004 first quarter net income is a fine start toward our year end net income goal.

First quarter 2004 sales were $367 million compared to $319 for the same period in 2003. The volume of new sales by month has grown at an average rate of 29% from January through April. Importantly, recruiting efforts were very successful with the addition of 10 new national marketing organizations and 2,600 new agents.

Our top priority in 2004 is to continue to build momentum in recruiting and production.

LOOKING AHEAD

We are committed to our unique service culture, our long-term relationships with marketers and agents, and ultimately to the creation of value for our shareholders. We will not be pushed off this course by the day-to-day current events which often sway perceptions and public markets. We look forward to the coming quarters and the opportunity to show continued growth and profitability.

/s/ David J. Noble

David J. Noble
Chairman, President and Chief Executive Officer